Exhibit 99.1

SS Innovations Announces Completion of World’s First Intercontinental Robotic Cardiac Telesurgery

Performed by Dr. Sudhir Srivastava utilizing the Company’s SSi Mantra 3 surgical robotic system

Remotely conducted from IRCAD in Strasbourg, France at an unprecedented distance of more than 4,000 miles to the operating room at SAIMS in Indore, India

Fort Lauderdale, FL – July 22, 2025 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (Nasdaq: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced that the Company’s Chairman of the Board and Chief Executive Officer, Dr. Sudhir Srivastava, M.D., successfully completed the world’s first intercontinental robotic cardiac telesurgery on July 19, 2025, utilizing the Company’s SSi Mantra 3 surgical robotic system.

Dr. Srivastava performed the cardiac procedure, a robotic atrial septal defect closure, remotely from the global headquarters of the Institute of Research Against Digestive Cancer (“IRCAD”) in Strasbourg, France during the Society of Robotic Surgery (“SRS”) Annual Meeting at an unprecedented transmission distance of more than 4,000 miles to the operating room at the Sri Aurobindo Institute of Medical Sciences (“SAIMS”) in Indore, India.

Patient-side support in Indore was seamlessly coordinated by:

●	Dr. Lalit Malik, Chief of Cardiac Surgery, Manipal Hospital, Jaipur;

●	Dr. Ram Krishna Shukla, Cardiologist, SAIMS, Indore;

●	Dr. Bipin Arya, Anesthesiologist, SAIMS, Indore; and

●	the SS Innovations and SAIMS teams.

The live telesurgery was moderated by robotic cardiac surgeon Dr. Husam H. Balkhy, M.D., President of the International Society for Minimally Invasive Cardiothoracic Surgery (“ISMICS”) and Professor of Surgery and Director of Robotic and Minimally Invasive Cardiac Surgery at the University of Chicago Medicine.

Together, the team successfully completed the surgery without any technical issues and with an imperceptible latency, flawless precision, and seamless robotic control showcasing the robustness of the SSi Mantra 3 and its revolutionary telesurgery architecture.

Dr. Srivastava commented, “I would like to extend my gratitude to Dr. Vipul Patel, M.D., F.A.C.S., Chairman of the Society of Robotic Surgery for this opportunity at the SRS 2025 Conference, Dr. Mohit Bhandari, the IRCAD India team, and the entire SS Innovations team whose dedication and innovation made the world’s first intercontinental robotic cardiac telesurgery possible. This historic achievement not only demonstrates the advanced capabilities of our SSi Mantra 3 surgical robotic system but also further paves the way for redefining and democratizing global delivery of complex cardiac care, especially in regions with limited access to surgical expertise.”

The Company’s advanced SSi Mantra surgical robotic technology platform, including its cutting edge telesurgery capabilities, addresses traditional obstacles related to travel, time, cost, and surgical accessibility, creating a more efficient and equitable medical standard for both patients and surgeons.

To date, 35 telesurgeries including 10 cardiac procedures, and a total of 250 cardiac procedures have been successfully completed utilizing the SSi Mantra surgical robotic system. Cardiac-related procedures often rank among the most difficult operations to perform, which is testament to SSi Mantra’s capabilities in both telesurgery and complex soft-tissue surgeries in general. Additionally, over 5,000 multi-specialty surgeries have been successfully carried out with the SSI Mantra system without any device-related adverse events.

SS Innovations is the only surgical robotic company to have received a regulatory approval from the Central Drugs Standard Control Organization (“CDSCO”), which is India’s equivalent of the U.S. Food and Drug Administration, for both tele proctoring and telesurgery.

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of surgical procedures including robotic cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra surgical robotic system is a user-friendly, modular, multi-arm system with many advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery. The SSi Mantra has been clinically validated in India in more than 100 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

dsullivan@theequitygroup.com

Media Contact:

RooneyPartners LLC

Kate Barrette

T: (212) 223-0561

kbarrette@rooneypartners.com